Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made in the State of Washington by and between _______________ (“Executive”) and Isoray, Inc., a Delaware corporation (the “Company”). This Agreement is effective as of the Effective Date (as defined in Section 4(a) below).

WHEREAS, the Company is engaged in the business of providing innovative solutions for the treatment of malignancies using medical isotopes (the “Business”);

WHEREAS, the parties desire that the Company retain Executive under the terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to express their mutual agreements, covenants, promises, and understandings in a written agreement.

NOW THEREFORE, in consideration of the premises and the agreements, promises, covenants, and provisions contained in this Agreement, the parties agree and declare as follows:

1.    Employment. The Company hereby employs Executive and Executive accepts employment under the terms and conditions of this Agreement.

2.    Position and Duties.

(a)    Executive will faithfully and diligently serve the Company to the best of his ability in his position as _______________ and in the performance of such other duties and responsibilities as the Company or its Board of Directors (the “Board”) may assign to him.

(b)    Executive will devote his full professional time, attention, and energies to the performance of his duties for the Company, and will not, during his employment under this Agreement, engage in any other business activity, whether or not for profit, except for passive investments in firms or businesses that do not compete with the Company, without the advance written and signed consent of the Company. Notwithstanding this Section 2(b), Executive will be permitted to serve as a director of not for profit and for profit businesses that do not compete with the Company.

(c)    Executive warrants that during the term of his employment under this Agreement, he will not do any act or engage in any conduct, or permit, condone, or acquiesce in any act or conduct of other persons, that he knew or should have known could cause the Company to be in violation of any law or statute, and Executive agrees to indemnify and hold the Company harmless against any and all liabilities, claims, damages, fees, losses, and expenses of any kind or nature whatsoever attributable directly or indirectly to a violation of this warranty.

(d)    Executive agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including without limitation, those described in the Company’s employee handbook, Code of Ethics for Senior Leadership, and Code of Conduct and Ethics. If this Agreement conflicts with such policies or procedures, this Agreement will control.

(e)    As an employee of the Company, Executive owes a duty of care and loyalty to the Company as well as a duty to perform such duties in a manner that is in the best interests of the Company.

3.    Compensation and Benefits. For and in consideration of all services rendered under this Agreement, the Company will compensate Executive as follows:

(a)    Salary. During the term of Executive’s employment under this Agreement, Executive will be compensated on the basis of an annual salary of $__________, payable in accordance with the Company’s standard payroll practices. Executive may be eligible for periodic increases of his annual salary as determined by the Company in its sole discretion from time to time utilizing such processes and procedures as the Company may utilize for the consideration of merit salary increases for personnel in Executive’s same or similar class.

(b)    Bonus. In addition to Executive’s base salary (Section 3(a)), throughout his employment, Executive will be eligible for a quarterly and an annual discretionary bonus as periodically established by the Compensation Committee, based upon metrics that will be established by the Compensation Committee in its sole discretion and paid at the time periods determined by the Compensation Committee.

(c)    Stock Options. Executive shall be eligible to participate in and receive stock options as defined by the relevant equity incentive plan, including the Company’s 2020 Equity Incentive Plan.

(d)    Expenses. The Company will reimburse Executive for all reasonable and necessary expenses that Executive incurs in carrying out his duties under this Agreement in accordance with the Company reimbursement policies as in effect from time to time, provided that Executive presents to the Company from time to time an itemized account of such expenses in such form as the Company may require.

(e)    Paid Time Off. Executive is entitled to unlimited Paid Time Off (“PTO”), as long as Executive fulfills his job duties. Such PTO shall include time off for sickness, vacation, or personal reasons. The time or times during which leave may be taken shall be by mutual agreement between the Company and Executive. Whenever possible, the Company agrees to accommodate and grant Executive’s request for time. Since Executive does not accrue PTO, the Company will not compensate for any PTO upon termination of employment.

(f)    Participation in Benefit Plans. As of the Effective Date, Executive shall be included in any and all plans of the Company providing general benefits for the Company’s employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, and holidays.

4.    Term/Termination of Employment.

(a)    Initial Term. Executive’s employment under this Agreement will commence on, and this Agreement will be effective as of, May 24, 2021 (the “Effective Date”), and will continue until June 30, 2024 (the “Initial Term”). Thereafter, the term of Executive’s employment under this Agreement shall renew as provided in Section 4(b).

(b)    Renewal. Upon at least thirty (30) days’ written notice by the Company prior to the end of the Initial Term, and subject to the provisions for termination set forth below, the term of Executive’s employment under this Agreement will extend thereafter for a period of one (1) year (a “Renewal Term”). Upon at least thirty (30) days’ written notice by the Company prior to the end of a Renewal Term, and subject to the provisions for termination set forth below, the term of Executive’s employment under this Agreement will extend for an additional Renewal Term.

(c)    Employment At Will. Notwithstanding Sections 4(a) and 4(b), Executive understands and agrees that this Agreement does not create an obligation on the part of the Company or any other person or entity to continue Executive’s employment. Executive acknowledges and agrees that he is an at-will employee of the Company, which means that either party to this Agreement may terminate Executive’s employment with or without cause, for any or no reason and at any time. Executive’s employment shall also be deemed terminated upon Executive’s death or becoming disabled.

(d)    Termination. Notwithstanding the at-will employment relationship defined in Section 4(c), the Agreement may be terminated by:

(i)    Expiration of the Initial Term or any Renewal Term without further renewal of the term;

(ii)    Mutual written agreement between Executive and the Company at any time;

(iii)    The Company For Cause (as defined in Section 4(e) below);

(iv)    Resignation by Executive at will and without notice;

(v)    Termination without cause or at-will, which shall mean any termination of employment by the Company which is not set forth in Section 4(d)(i) through 4(d)(iv);

(vi)    Resignation by Executive with 60-days’ written notice to the Board; or

(vii)    Termination of Executive by the new company that occurs concurrently with a Change in Control (as such terms are defined in Section 11).

(e)    Termination For Cause. The Company may terminate Executive’s employment under this Agreement immediately upon the occurrence of any of the following events (each, a “For Cause” termination):

(i)    Executive’s gross inattention to or neglect of, or gross negligence or incompetence in the performance of, duties assigned to him under this Agreement;

(ii)    Executive’s acceptance of any other employment;

(iii)    Executive’s conviction by a court of or plea of guilty or nolo contendere to fraud, dishonesty, or other acts of misconduct in rendering services on behalf of the Company;

(iv)    Any deliberate or unauthorized action or omission by Executive that causes or may cause the Company to breach obligations under any contract; or

(v)    Executive’s material breach of any covenant, promise, provision, or obligation of this Agreement.

5.    Company’s Post-Termination Obligations.

(a)    If Executive’s employment terminates for any of the reasons set forth in Sections 4(d)(i), 4(d)(ii), 4(d)(iii), 4(d)(iv), and 4(d)(vi), then the Company will pay Executive (i) all accrued but unpaid wages, based on Executive’s then current base salary, through the termination date; and (ii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date. Amounts payable pursuant to this Section 5 shall be paid within the time required by the State of Washington.

(b)    If the Company terminates Executive’s employment pursuant to Section 4(d)(v), then the Company will: (i) pay Executive all accrued but unpaid wages through the termination date, based on Executive’s then current base salary, through the termination date; (ii) reimburse all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date; (iii) pay Executive six (6) months’ severance, based on Executive’s then current base salary, to be paid in accordance with the Company’s regular payroll practices; and (iv) pay Executive an amount equivalent to the premiums for continuation of Executive’s health insurance coverage under COBRA for six (6) months.

(c)    At a Change in Control, if Executive is not retained by the new company as set forth in Section 4(d)(vii) above, then the Company will: (i) pay Executive all accrued but unpaid wages through the termination date, based on Executive’s then current base salary, through the termination date; and (ii) reimburse all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date.

(d)    Notwithstanding Section 5(c) above, immediately upon a Change in Control, and regardless of whether or not Executive is retained by the new company, the Company will pay Executive twelve (12) months’ pay based on Executive’s then current base salary, to be paid in accordance with the Company’s regular payroll practices.

(e)    The Company’s obligation to provide the payments set forth in Sections 5(b) and 5(c) shall be conditioned upon the following (the “Separation Conditions”):

(i)    Executive’s execution of a separation agreement, in a form prepared by the Company, within 21 days of receiving the separation agreement, which will include a general release from liability by Executive that releases the Company and its subsidiaries from any and all liability and claims of any kind as permitted by law; and

(ii)    Executive’s compliance with the restrictive covenants (Sections 6 through 9) and all post-termination obligations, including but not limited to the obligations contained in this Agreement.

(iii)    If Executive refuses to execute (or revokes) an effective separation agreement as set forth in Section 5(e)(i) above prior to the expiration of the 21-day period (or if any applicable revocation period has not yet ended prior to such time), the Company will not provide any payments or benefits to Executive under Sections 5(b) and 5(c) until such separation agreement is executed and becomes effective. The Company’s obligation to make the separation payments set forth in Sections 5(b) and 5(c) shall terminate immediately upon any breach by Executive of any post-termination obligations to which Executive is subject.

(iv)    Except as provided in Sections 5(b) and (c), following termination of Executive’s employment, the Company shall have no other obligations for compensation of Executive.

(f)    Set-Off. If Executive has any outstanding obligations to the Company as of the termination of Executive’s employment, Executive hereby authorizes the Company to deduct any amounts owed to the Company from Executive’s final paycheck and/or any amounts that would otherwise be due to Executive, including under Section 5, but only to the extent such set-off is made in accordance with Treasury Regulation 1.409A-3(j)(4)(xiii). No other set-off shall be permitted under this Agreement.

6.    Confidential Commercial Information.

(a)    Executive acknowledges that he will be entrusted with price lists, customer lists, customer contact information, information about customer transactions, development and research work, marketing programs, plans, and proposals, and data contained within internally employed software, data bases, and computer operations developed by or for the Company (“Confidential Commercial Information”); provided, however, that for the purposes of this Agreement, Confidential Commercial Information does not include information (i) that was publicly available prior to Executive’s disclosure or use thereof; (ii) that Executive lawfully received from some person who was not under any obligation of confidentiality with respect thereto; (iii) that becomes publicly available other than as the result of any breach of this Agreement by Executive; or (iv) that is generally known to or readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Executive acknowledges that Confidential Commercial Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that the Company has made efforts that are reasonable under the circumstances to maintain the secrecy of Confidential Commercial Information.

(b)    Executive acknowledges that he has been instructed by the Company to, and agrees that he will, maintain Confidential Commercial Information in a confidential manner. During his employment, Executive will not, directly or indirectly, disclose any Confidential Commercial Information to any person or entity not authorized by the Company to receive or use such Confidential Commercial Information. After the termination of Executive’s employment, for whatever reason and by whatever party, Executive will not, directly or indirectly, use or disclose to any person or entity any Confidential Commercial Information without the prior written authorization of the Company.

(c)    All documents and other tangible property relating in any way to the business of the Company that Executive develops or that come into his possession during his employment are the property of the Company, and Executive will return all such documents and tangible property to the Company upon the termination of employment, or at such earlier time as the Company may request.

(d)    Executive acknowledges that all of the commercially available software that the Company uses on its computer system that was not developed specially by or for the Company is either owned or licensed for use by the Company, and that the use of such software is governed strictly by the explicit terms and conditions of licensing agreements between the Company and the publisher of the software, and Executive agrees to adhere to those terms and conditions. Executive will not copy, duplicate, download, transfer, or otherwise make personal use of any software on the Company’s computer system without the Company’s express, written consent.

(e)    Executive represents that to the best of his knowledge, the performance of all the terms of this Agreement and of his duties as an employee of the Company will not breach any agreement to keep in confidence any proprietary information that he acquired in confidence prior to his employment under this Agreement, and that Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement. Executive represents that to the best of his knowledge, Executive has not brought and will not bring to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from the former employer for their possession and use. Executive represents that he has delivered to the Company a true and correct copy of any employment, proprietary information, confidentiality, or non‑competition agreement to which he is or was a party with any former employers, and that is or may be in effect as of the date hereof. Executive has been instructed not to breach any obligation of confidentiality that he may have to any former employer, and agrees that he will not commit any such breach during employment with the Company.

7.    Inventions and Copyrights.

(a)    Executive acknowledges that, as a part of his duties, during his employment, he may develop discoveries, concepts, and ideas concerning or relating to the Business, whether or not patentable, including without limitation processes, methods, formulas, and techniques, as well as improvements thereof or know‑how related thereto, and concerning any present or prospective activities of the Company that are published before such discoveries, concepts, and ideas (“Inventions”).

(b)    Executive will fully disclose and will continue to disclose to the Company all Inventions that he makes or conceives, in whole or in part, at this time or during his employment with the Company.

(c)    Any and all Inventions will be the absolute property of the Company or its designees and, at the request of the Company and at its expense, but without additional compensation, Executive will make application in due form for United States patents and foreign patents on such Inventions, and will assign to the Company all his right, title, and interest in such Inventions, and will execute any and all instruments and do any and all acts necessary or desirable in connection with any such application for patents or in order to establish and perfect in the Company the entire right, title, and interest in such Inventions, patent applications, or patents, and also execute any instrument necessary or desirable in connection with any continuations, renewals, or reissues thereof or in the conduct of any related proceedings or litigation.

(d)    The Company will own the copyright in all materials created by Executive relating to the Business and eligible for copyright (which will be deemed work made‑for‑hire). The Company will have the right to apply for copyright registration, including any renewals or extension, whether under the laws of the U.S. or any country having jurisdiction over the copyright. Executive agrees to execute any documents necessary or appropriate for such registration. The Company will also own any trademark, service mark or trade name created by Executive (alone or in conjunction with others) for the Company and used to identify any present or future product, service, activity, operation, or function of the Company. The Company may obtain trademark or service mark protection of the Company’s rights including, at the Company’s discretion, state, federal and international registration. The Company will own all right, title, and interest in and to all results and the work product of Executive’s services for the Company (all of which will be deemed proprietary), free of any reserved rights by Executive, whether or not specifically enumerated in this Agreement.

8.    Post‑Employment Restrictions.

(a)    Non-Solicitation of Executives/Contractors. Executive acknowledges the character of the Company’s business and the substantial amount of time, money, and effort that the Company has spent and will spend in recruiting, hiring, training, and retaining, and developing Confidential Commercial Information relating to, employees and contractors. Executive agrees that he will not, during his employment with the Company and for a period of twelve (12) months following the termination of employment, alone or with others, directly or indirectly, except for the Company’s benefit:

(i)    Solicit for employment, hire, or employ, or cause to be solicited for employment, hired, or employed, any employee or contractor that Executive has had contact with during his relationship with the Company; or

(ii)    Induce, attempt to induce, encourage or attempt to persuade to leave the Company or otherwise to alter its business relationship with the Company any Company employee or contractor that Executive has had contact with during his relationship with the Company.

If any court or arbitrator of competent jurisdiction finds that a twelve (12) month restricted period following the termination of employment is not reasonably necessary to protect legitimate business interests of the Company, Executive agrees that the restricted period for the non-solicitation of employees/contractors shall be six (6) months immediately following the termination of employment.

(b)    Non-Solicitation of Company Customers. Executive agrees that during his employment with the Company and for a period of twelve (12) months following the termination of employment, Executive shall not, either directly or indirectly, on his own behalf or on behalf of another person or entity, without the prior written permission of the Company, (i) solicit, call on, contact, or communicate with any Company Customer (as defined in Section 8(c)); (ii) provide to any Company Customer products or services of the kind provided by the Company; (iii) induce, influence, or attempt to induce or influence, any Company Customer to refrain from purchasing products or services from the Company; (iv) induce, influence, or attempt to induce or influence, any Company Customer to terminate or otherwise alter its contractual or other business relationship with the Company; or (v) accept any money or financial benefit from referring, introducing, or disclosing information about any Company Customer to anyone outside of the Company.

If any court or arbitrator of competent jurisdiction finds that a twelve (12) month restricted period following the termination of employment is not reasonably necessary to protect legitimate business interests of the Company, Executive agrees that the restricted period for the non-solicitation of Company Customers shall be six (6) months immediately following the termination of employment.

(c)    Definition of Company Customer. The term “Company Customer” means any person or entity (i) with which Executive had business-related contact of any kind (including, without limitation, in person, by phone, or in writing) on behalf of the Company during the one (1) year immediately prior to Executive’s termination of employment; or (ii) who is a person or entity about which Executive learned or had access to information about that is not publicly known during the twelve (12) months immediately prior to Executive’s termination of employment; or (iii) who is a person or entity (including vendor or supplier) the Company has a contractual relationship with during the twelve (12) months immediately prior to Executive’s termination of employment and with which Executive had business-related contact on behalf of the Company or about which Executive learned or had access to any information about that is not publicly known. “Company Customer” does not include persons or entities who ceased doing business with the Company for reasons unrelated to a breach of this Agreement by or other wrongful act of the Executive or by others who were under the direction of Executive.

(d)    Acknowledgement. Executive acknowledges that his fulfillment of the obligations contained in Section 8 is necessary to protect the Company’s Confidential Commercial Information as that term is defined herein and to preserve trade secrets, value, and goodwill of the Company. Executive further acknowledges that the time and scope limitations of his obligations set forth in Section 8 are reasonable, especially in light of the Company’s desire to protect its Confidential Commercial Information and trade secrets, and that Executive will not be precluded from earning a living if he is obligated not to solicit any Company Customer.

9.    Non-Disparagement. Executive agrees, during the term of Executive’s services to the Company and at any time thereafter, not to make or communicate any comments or other remarks which are negative or derogatory to the Company or which would tend to disparage, slander, ridicule, degrade, harm, or injure the Company (or any business relationship of the Company) or any officer, director, or employee of the Company or its affiliates.

10.    Remedies.

(a)    The parties expressly agree that, in the event of any failure by the Company to pay any wages to which Executive may become entitled in connection with his employment in violation of RCW 49.48 et seq., the amount of Executive’s recovery will be limited to the amount of actual wages that the court or arbitrator determines to have been unpaid, and, notwithstanding the provisions of RCW 49.48.125, no greater amount. Executive hereby expressly waives any remedy that he may have or that may later become available to him under RCW 49.48 et seq. for any additional amounts.

(b)    Any breach of the duties and obligations imposed upon Executive by this Agreement would cause irreparable harm to the Company, and the Company could not be fully compensated for any such breach with money damages. Therefore, injunctive relief is an appropriate remedy for any such breach. Such injunctive relief will be in addition to and not in limitation of or substitution for any other remedies or rights to which the Company may be entitled at law or in equity, including without limitation liquidated damages under this Agreement.

11.    Change of Control. Notwithstanding anything to the contrary in the Company’s existing or future incentive plans or any award agreement granted to Executive thereunder, upon a Change of Control, all of Executive’s outstanding unvested equity-based awards, at Executive’s option, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof. “Change of Control” shall mean the first of the following events to occur after the Effective Date:

(a)    a Person or one or more Persons acting as a group acquires ownership of stock of the Company that, together with the Company stock held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or

(b)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election, or nomination for election was previously so approved or recommended; and

(c)    a Person or one or more Persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company determined immediately prior to such acquisition.

(d)    For purposes of this Section 11,

(i)         “Person” shall mean a “person” as defined in Section 7701(a)(1) of the Internal Review Code of 1986, as amended (the “Code”), except that such term shall not include (A) the Company (or any subsidiary thereof); (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(ii)         Stock ownership shall be determined in accordance with the attribution rules of Section 318(a) of the Code.

(iii)         The gross fair market value of an asset shall be determined without regard to any liabilities associated with that asset.

(iv)         A “Change of Control” shall not be occur (A) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions; or (B) as a result of any primary or secondary offering of shares of the Company’s common stock or preferred stock to the general public through a registration statement filed with the Securities and Exchange Commission.

12.    Binding Arbitration.

(a)    The parties agree to submit all disputes, claims, or controversies that exist or that may arise between them, including without limitation all disputes, claims, or controversies that may arise out of Executive’s employment with or separation from employment with the Company, and including without limitation all claims that the Company or any of its agents engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, to binding arbitration by a single arbitrator in Benton County, Washington, utilizing the rules and procedures promulgated by the American Arbitration Association for the arbitration of employment disputes, or such other procedures as the parties may agree upon. The arbitrator, and not any federal, state, or local court or agency, will have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including without limitation any claim that all or any part of this Agreement is void or voidable. Judgment upon the arbitration award will be final, binding, and conclusive upon the parties and may be entered in any court having jurisdiction.

(b)    This Agreement does not constitute an agreement by either party to arbitrate any disputes, claims, or controversies in any purported class, representative, or consolidated proceeding. This Agreement shall not be interpreted or applied to limit or restrict Executive’s legal right to file claims or charges with federal administrative agencies, such as the National Labor Relations Board, the Equal Employment Opportunity Commission, or other similar state or local administrative agencies.

(c)    The parties will divide responsibility for the arbitrator’s fees and costs equally between them; provided, however, that if Executive demonstrates to the arbitrator that being required to pay such amount would subject him to such financial hardship as to preclude him from effectively vindicating his claims or defenses in the arbitral forum, he will only be responsible for such portion of the arbitrator’s fees and costs that the arbitrator determines will not so preclude the effective vindication in arbitration of Executive’s claims or defenses.

13.    Prevailing Party’s Litigation Expenses. In the event of litigation or arbitration between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

14.    Withholding. All amounts payable to Executive hereunder shall be subject to required payroll deductions and tax withholdings.

15.    Adjudication of Agreement.

(a)    If any court or arbitrator of competent jurisdiction holds that any restriction imposed upon Executive by this Agreement exceeds the limit of restrictions that are enforceable under applicable law, the parties desire and agree that the restriction will apply to the maximum extent that is enforceable under applicable law, agree that the court or arbitrator so holding may reform and enforce the restriction to the maximum extent that is enforceable under applicable law, and desire and request that the court or arbitrator do so.

(b)    If any court or arbitrator of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, the parties desire and agree that the remaining parts of this Agreement will nevertheless continue to be valid and enforceable.

16.    Modification or Waiver of Agreement. No modification or waiver of this Agreement will be valid unless the modification or waiver is in writing and signed by both of the parties. The failure of either party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

17.    Notices. Any notices required or permitted under this Agreement will be sufficient if in writing and sent by certified mail to, in the case of Executive, the last address he has filed in writing with the Company or, in the case of the Company, its principal office.

18.    Opportunity to Consider Agreement; Legal Representation. Executive acknowledges that he has had a full opportunity to consider this Agreement, to offer suggested modifications to its terms and conditions, and to consult with an attorney of his own choosing before deciding whether to sign it.

19.    No Rule of Strict Construction. The language of this Agreement has been approved by both parties, and no rule of strict construction will be applied against either party.

20.    Entire Agreement. This Agreement contains all of the agreements between the parties relating to Executive’s employment with the Company. The parties have no other agreements relating to Executive’s employment, written or oral. This Agreement supersedes all prior agreements, arrangements, and understandings relating to Executive’s employment, and no such agreements, arrangements, or understandings are of any force or effect. The parties will execute and deliver to each other any and all such further documents and instruments, and will perform any and all such other acts, as reasonably may be necessary or proper to carry out or effect the purposes of this Agreement.

21.    Assignment of Agreement. Executive has no right to transfer or assign any or all of his rights or interests under this Agreement. The Company may assign its rights and interests under this Agreement to any successor entity as part of any sale, transfer, or other disposition of all or substantially all of the assets of the Company.

22.    Headings. The descriptive headings of the sections and subsections of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

23.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

24.    Choice of Forum. The parties agree that the proper and exclusive forum for any action or arbitration arising out of or relating to this Agreement or arising out of or relating to Executive’s employment by the Company will be Benton County, Washington, and that any such action or arbitration will be brought only in Benton County, Washington. Executive consents to the exercise of personal jurisdiction in any such action or arbitration by the courts or arbitrators of Benton County, Washington.

25.    Governing Law. This Agreement will be construed in accord with and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by the laws of the State of Washington, without reference to the choice of law principles thereof.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below, to be effective on the Effective Date.

DATED this __ day of __________, 2021.

DATED this __ day of __________, 2021.

Isoray, Inc., a Delaware corporation

By:

Lori A. Woods
Its: Chief Executive Officer